Exhibit 99.1

Company Investor/ Media Contact:
DJO Incorporated
Mark Francois Director of Corporate Communications & Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJO INCORPORATED ANNOUNCES MANAGEMENT CHANGE

SAN DIEGO, CA, May 29, 2008 – DJO Incorporated, a global provider of medical devices that provide solutions for musculoskeletal health, vascular health and pain management, today announced that Peter Baird, currently President of the Company, will leave to pursue other opportunities.  Mr. Baird is expected to remain in his current role for a short transition period.

“We wish Peter all the best in his future endeavors,” said Les Cross, chief executive officer of DJO.  “At the same time, I am very confident that we have a world class executive team that will continue to drive the success of the new DJO into the future.”

About DJO Incorporated

DJO is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease. Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular systems, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO’s products are marketed under the brands Aircast®, DonJoy®, ProCare®, CMF™, Empi®, Saunders®, Chattanooga Group™, DJO Surgical, Cefar®-Compex® and Ormed®.  For additional information on the Company, please visit www.DJOglobal.com.